EXHIBIT 99.1

Beazer Homes Conference Call

Results for the Quarter and Fiscal Year Ended September 30, 2006

November 7, 2006 11:00 AM ET

Operator

Good morning and welcome to the Beazer Homes fourth fiscal quarter 2006 earnings conference call. Today’s call is being recorded and will be hosted by Ian McCarthy, the Company’s Chief Executive Officer. Before he begins, Leslie Kratcoski, Vice President of Investor Relations, will give instructions on accessing the Company’s slide presentation over the Internet and will make comments regarding forward-looking information. Ms. Kratcoski?

 Leslie Kratcoski  — Beazer Homes - IR

 Thank you.  Good morning and welcome to the Beazer Homes conference call on our results for the quarter ended September 30, 2006. During this call we will webcast a synchronized slide presentation. To access the slide presentation, go to the investor homepage of beazer.com and click on the webcast link in the center of the screen.

Before we begin, you should be aware that during this call we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties, and other factors are described in the Company’s SEC filings including our annual report on 10-Ka for the year ended September 30, 2005.

Today’s presentation also contains a non-GAAP financial measure, adjusted financial 2005 operating income and earnings per diluted share. For a reconciliation of this to the closest GAAP measure, please refer to our earnings press release issued today or the appendix to the slide presentation, both of which are available in the Investor Relations portion of beazer.com.

Ian McCarthy, our President and Chief Executive Officer, and Jim O’Leary, our Executive Vice President and Chief Financial Officer, will give a brief presentation, after which they will address any questions you may have for the duration of this one hour conference call. In the interest of time and allowing everyone a chance to ask questions, we do kindly request that you limit yourself to one question and then one follow-up.

I’ll now turn the call over to Ian McCarthy.

 Ian McCarthy  — Beazer Homes - President and CEO

 Thank you, Leslie. Thank you all for joining us on the call today. Beazer Homes achieved record closings and revenues this quarter in what remains a very challenging housing market. Revenues totaled $1.9 billion on home closings of 6411; increases of 4% and 1% respectively from the prior year’s fourth quarter results and both representing quarterly records.

Our average sales price of $289,500 represents a 2% increase from $283,400 a year ago. The sales environment continued to be very difficult as evidenced by new home orders being 58% lower than the prior year.

Our September quarter net income and diluted earnings per share totaled $91.9 million and $2.19 respectively. Our fiscal 2006 results reflect our highest level of closings, revenues, and earnings per diluted share in our history. Revenues totaled $5.5 billion on home closings of 18,669, increases of 9% and 3% respectively from fiscal year 2005. Our average sales price for the year of $286,700 represents a 6% increase from $271,300 a year ago. Fiscal 2006 net income and diluted earnings per share totaled $388.8 million and $8.89 respectively.

As we progress through fiscal 2006, conditions in the overall housing market certainly became more difficult as illustrated by the 23% decline in new home orders for the year. This coupled with our current backlog of 5102 homes valued at $1.56 billion provide the foundation for our outlook of reduced closings in 2007. Our average sales price in backlog remained above $300,000 as of September 30 and 3% higher than the prior year.

Our strong finishing closings and revenues resulted from our focus to convert existing backlog during these challenging times. Despite the strong close of fiscal 2006, most markets across the country continue to experience higher levels of resale home inventories, lower levels of demand for new homes, significant increases in cancellation rates, and considerably higher discounting.

Despite recent references to a signs of a bottoming or even the begins of a recovery, we have not yet seen any meaningful evidence to suggest that a rebound in the housing market is imminent. Furthermore as it is difficult to predict the duration of the current market trends, we have proactively taken what we believe are the appropriate steps to align our overhead structure and capital spending with our expectations for reduced level of home closings in fiscal 2007.

We believe this disciplined commitment to profitability and prudent capital allocation coupled with our broad geographic and product diversity will position us well for the continuing difficult market environment and eventual upturn.

As I have emphasized numerous times, we continue to believe that the long-term industry fundamentals based on demographic driven demand and employment trends together with further supply constraints remain compelling. In the meantime, larger well diversified homebuilders with strong liquidity, robust balance sheets, and disciplined operating strategies stand to gain market share as we move through this current housing slowdown.

I will further review our outlook for fiscal 2007 later in the call, but first let’s review our results for the most recent quarter. In the September quarter, new home orders totaled 2,064, representing a 58% decline from the prior year. Reductions in demand across markets and a significantly higher cancellation rate which increased to 57% from 26% a year ago and 34% in June contributed to the decline in orders. At September 30, our unit and sales dollar backlog stood at 5,102 homes and $1.56 billion, down 45% and 43% respectively year-over-year resulting from a high level of closings coupled with weak new orders.

I would now like to turn it over to Jim O’Leary, our CFO, to address in more details our financial results. Jim?

 Jim O’Leary  — Beazer Homes - EVP and CFO

 Thank you, Ian, and I want to apologize in advance. I am a bit hoarse. It’s been a few rainy nights in Georgia and it may not be raining all over the world but it is pretty terrible here. If my voice reflects it, I will try to struggle through it.

For the quarter ended September 30, revenues totaled $1.9 billion, a quarterly record, up 4% from the prior year resulting from a 1% increase in the number of homes closed and a 2% increase in average sales price. Home closings totaled 6,411 on a backlog conversion ratio of 68% compared to 60% last year as we focussed on getting homes in backlog closed as expeditiously as possible. This continues to be particularly important in this period where cancellations continue to rise and converting existing orders into closings and cash is absolutely critical.

Total closings in the West were up 2% where decreases in Arizona, Nevada, and Orange County were offset by higher closings in Los Angeles County, Northern California, and Albuquerque, New Mexico. Florida and the Mid-Atlantic experienced declines in closings of 10% and 6% respectively while closings in the Southeast and other home building segments were up 6% and 7% respectively.

Relative to other regions, the Southeast, which excludes Florida as we’ve got it segmented, has been less impacted by the slowdown as the Coastal Carolinas remain relatively healthy. Closings in our other segment increased primarily due to closings in Texas, where Houston and Dallas have also remained relatively healthy.

The mix of both new orders and closings continued to shift to lower average sales price markets as those markets that saw the greatest price appreciation over the last few quarters have seen the greatest challenges in terms of volume and pricing recently. As the current environment has become more challenging than earlier in fiscal 2006, we have remained focused on reducing costs and efficiently allocating capital. During September and October we undertook a comprehensive review of our overhead structure in light of our reduced volume expectations for 2007, bringing our overall headcount down my approximately 1,000 positions or 25%.

We are also looking at a number of opportunities to continue to reduce our direct construction costs everywhere over the next several quarters, focusing on value engineering and continue to focus on our national accounts program.

Operating margin in the fourth quarter declined to 8% as a result of a higher percentage of closings from lower margin markets, higher sales incentives, and the costs associated with the overhead structure realignment and exiting land positions. These results included pretax charges of approximately $18.2 million to write off land options and exit positions that were no longer providing sufficient returns and $5.6 million to recognize inventory impairments.

The company also incurred approximately $1.1 million in severance costs during the fourth quarter of fiscal 2006 related to the alignment of overhead structure.

Our land position as of September 30 totaled 88,505 lots, 46% of which were owned and 54% of which were controlled under us. During the quarter, we reduced our lot count by over 15%, eliminating non-strategic positions to align our land supply with our current expectations for home closings. These steps will help us maintain our sound balance sheet and strong fiscal position so that we can capitalize on those future opportunities that will generate meaningfully higher returns for prospectively.

At September 30 after completing our strongest quarter for closings and cash generation, net debt to total capitalization stood at 49.5%, within our year-end target range of 50% or lower, our commitment to the agencies and our commitment to you with no borrowings outstanding on our primary revolving credit facility and approximately $170 million of cash on the balance sheet. Today we have approximately $1 billion of liquidity.

During the fourth quarter, the Company repurchased 557,400 shares of common stock for $22 million under its 10 million share repurchase authorization. For fiscal 2006, we repurchased 3.6 million for $205.4 million.

I will now turn it over to Ian to provide our outlook and to conclude our prepared remarks. Ian?

 Ian McCarthy  — Beazer Homes - President and CEO

 Thanks Jim. In conclusion, our financial results for the fourth quarter were delivered in what clearly remains a more challenging environment. Despite the slowing in the overall U.S. housing market, we firmly believe we have an effective strategy in place that is sustainable in both the near- and long-term business environments. We possess both a strong financial position and disciplined operating approach which we have demonstrated with the prudent steps we’ve taken to align both our overhead structure and capital spending to the realities of the market as we head into fiscal 2007.

The long-term fundamentals of the housing industry remains sound. However, the market conditions across the country today are considerably more difficult than has been experienced over the past decade and the duration of these conditions is difficult to predict. Currently we do not see conditions in the housing market improving significantly in the near term.

As previously announced in early September, we anticipate home closings in the range of 12,000 to 13,500 in fiscal 2007 and expect new orders in the range of 12,000 to 14,000 for this period. The attainment of closings and new orders in these ranges assumes the resumption of positive year-over-year sales comparisons at varying levels by the last quarter of fiscal 2007.

Achievement of the Company’s fiscal 2007 forecast of 13,500 home closings is expected to result in diluted earnings per share of approximately $3.65. This forecast assumes the stabilization of average gross margins during fiscal 2007 at or near levels obtained in the fiscal 2006 fourth quarter. We have not provided a diluted earnings per share estimate for the 12,000 level of home closings as there is insufficient visibility at this time to assess potential future impairments, margin deterioration, or further overhead reductions required at this volume level.

For the quarter ended December 31, 2006, we expect to close approximately 2,500 homes in what we believe will continue to be a particularly challenging market environment. As industrywide inventories remain above normal levels, we believe the industry will aggressively work to reduce the sale inventories through promotional discounting particularly given the prevalence of calendar year ends for both public and private builders.

During the first quarter, we have incurred approximately $4 million of additional severance costs associated with our overhead alignment. We are focused on maintaining balance sheet strength, reducing costs, and maximizing our financial resources to better position the Company to take advantage of those opportunities that will arise when conditions stabilize. The steps that we have taken in September and October to reduce headcount by 25% and controlled loss by 15% to align our cost structure and capital spending with the realities of the current environment is absolutely consistent with our goal to be in the top quartile of the peer group with respect to margins and returns.

Jim and I will now be glad to answer your questions, and I would ask the operator to give the instruction for registering your calls.

Operator

 (OPERATOR INSTRUCTIONS) Ivy Zelman with Credit Suisse.

 Ivy Zelman  — Credit Suisse - Analyst

 Thank you for all the information today. I wanted to focus in on your expectations for ‘07, if I can. In looking at your closing forecast, if I have done it correctly it implies that orders would be declining anywhere from only 4% to 17%, turning positive in the second half of ‘07 or fourth quarter ‘07 in order to get to your unit forecast given today’s backlog. So with that in mind, unless I am wrong, can you please help us understand why you are seeing the deceleration in negative orders or what you’re assuming in absorptions and what the new community openings will be to get to those numbers which seem rather optimistic?

 Jim O’Leary  — Beazer Homes - EVP and CFO

We are not seeing — just to clarify — we’re not seeing a deceleration yet. And in the outlook paragraph we provided we saw 12,000 to 14,000 new orders, correlates to the 12,000 to 13,500 closing forecast which was the same closing forecast we’d given at your conference when we started our overhead reduction program and rightsizing our balance sheet quite frankly around the volume.

The 14,000, the improvement would begin probably as we’ve got it modeled in the very end of the third quarter but the first positive comp you would see and it would obviously vary to different degrees between 12,000 and 14,000, the first positive comp you would see would be in the fourth quarter. Honestly Ivy, we are not seeing a deceleration now but what we would like to see and would happen in either scenario is at some point resale inventories starts to dry up.

We think when a lot of our bigger peers and a lot of the private builders are through their fourth quarter, there’s either been some clearing of the inventory, there has been some improvement in the overall market tone and as you enter the post Super Bowl selling season, you start to see at least a leveling of sales orders. Now honestly if it continued to deteriorate at the rate it has, you could be through the 12,000. But we had to pick a range around which to rightsize our overheads and to get the balance sheet in shape.

And at some point it will dry up and obviously you have a point of view which we respect. There are other peers of yours have point of view that are more positive. We tried to pick something in between. The 12,000, one of reasons we did not give earnings guidance for the 12,000 as you work your way down from 13,500 to 12,000, where you could trigger impairments, the rate of margin deterioration, what you’d have to do just to move assets, which would be paramount there, obviously you can hear from our comments, we are focused on liquidity, balance sheet quality, keeping our balance sheet in shape for future opportunities.

If the market does not improve, that will even become more important and we will focused on selling assets and by vis-a -vis homes in particular, which means the discounting could be heavier. There is a range of outcomes between the 13,500 and the 12,000. We thought it was important to at least give you a couple of guidelines around which we have sized our efforts.

 Ivy Zelman  — Credit Suisse - Analyst

 That makes sense. Can you elaborate on the community growth? Community count expectations and also land spend relative to ‘06 land spend?

 Jim O’Leary  — Beazer Homes - EVP and CFO

 Sure. At 13,500, it’s flat to down and we are at about 520 at the end of the year, 5-ish. It is flat to down at 13,500. As you go lower than that, it is going to be well below 500 and one of the ways we have approached getting the overheads down is mothballing communities that were coming out of the ground later; mothballing some communities that we think are A+ properties, have substantial appreciation but we don’t want to bring out and start discounting because the higher your community count, your community costs, your indirects, a whole host of overheads are required to support it.

Until we start to see some light at the end of the tunnel, we are slowing down bringing communities out and that gives us the opportunity and we are the first to admit if it turns up immediately or it turns up in the next quarter or two, we could miss a quarter or two of the appreciation. We could miss a quarter or two of the upside but if it keeps going down, we think we are in a position again to maximize liquidity, focus on the opportunities that will be available, and if not this year in the next few years and be in great fiscal shape.

So, flat to down at 13.5, substantially lower at 12 and anywhere in between. That is really the approach we’ve taken to get the overheads in line.

 Ivy Zelman  — Credit Suisse - Analyst

 And the land?

 Jim O’Leary  — Beazer Homes - EVP and CFO

 Land spending about $1.4 billion this year. It will be lower; it will be meaningfully lower next year. We are still examining that now and again what happens over the next quarter or two as far as clearing out the inventory will dictate that.

 Ian McCarthy  — Beazer Homes - President and CEO

 That will depend very much on the market as we go through the year, so that land spend number is definitely — will fluctuate based on the sales we have and the closings we have over the next couple of quarters.

 Ivy Zelman  — Credit Suisse - Analyst

Will there be, Ian, any new land spend as opposed to just taking, exercising options? Are you going out and negotiating in the markets with the exception of let’s say the Carolinas and Texas where the markets are pretty good today relative? Are you at this point in the relatively weak markets willing to put kind of a stake in the ground and start buying new tracts or at least writing options on new land?

 Ian McCarthy  — Beazer Homes - President and CEO

We certainly have some deals that we have been working on for many years and where we feel it is right to continue working on those and make commitments, we will do that. It is not saying that we will not by any new land. We’re not buying a lot of new land at the moment but deals that we’ve worked on and have come to fruition and will do through the next year, we may well take them down.

 Ivy Zelman  — Credit Suisse - Analyst

 So those are the ones that you would be likely spending on as opposed to new money going and negotiating new deals?

 Ian McCarthy  — Beazer Homes - President and CEO

We’re not really walking out and looking for new deals today. We are committing to deals that we’ve put a lot of time and effort in and we think we’ve got a very good basis in the ground. So we don’t want to let those go. We want to have those ready to bring out at the right time.

 Ivy Zelman  — Credit Suisse - Analyst

One more quick one. I appreciate the time. Just with respect your decision to mothball, Jim, when you think about the mothballing, one of the tougher parts of deciding that is your balance sheet with the costs continuing to increase because of carry, and other property taxes, whatever they may be, isn’t it risky — because plan values may in fact go down while the balance sheet costs are going up? And you would be better off bringing the land to market and actually putting a house on it because at least then it is more likely you could sell a unit or a piece of land with a house on than just selling lots.

I mean, what is the risk that you could actually see greater downside to land values than you would if you brought it to market?

 Jim O’Leary  — Beazer Homes - EVP and CFO

I think it is a real risk but there are a couple of things. In the steps to mothball — in most cases or in a great many cases we have either pushed back on optioners so we’re not putting money into something that we cannot still walk on. For example if there was something we were expecting to bring out of the ground in the back half of next year, we may have paid a small extension fee. In a lot of cases some of our land bankers aren’t even asking for extension fees and they are just giving us more time to see what happens. So they are equally at risk to us.

Now if we thought it was already impaired and did not work at today’s pricing or lower, it would probably be written off, but in a lot of cases we are just extending time or we’re getting time basically for free. In the other cases where we own the land already, you know, that is something we look at every quarter and quite frankly we have a land meeting every week where we do talk about these things for areas where we have got cash going into it or takedowns coming up.

 Ivy Zelman  — Credit Suisse - Analyst

 Okay, thanks guys.

Operator

 Stephen Kim, Citigroup.

 Stephen Kim  — Citigroup - Analyst

Thanks. Can you talk about the cancellation rate and how it trended month-by-month and if you can take it up to the current, that would be great.

 Ian McCarthy  — Beazer Homes - President and CEO

I think what we have said is obviously through the September quarter it really did spike. We were at something like 34% in June and it went up to 57%. We feel a lot of that was because we wanted to close out our backlog and so we pulled a lot of people to the closing table and if they weren’t able to close, they had homes to sell and we wanted to take that cancellation. We did not want a carry it on over. We want the options to be able to resell that home that had already been built.

So I would not say — I would say that it progressively deteriorated in our case, but a lot of that was us forcing backlog to the closing table and not accepting further delays. So we still think this is going to be a tough quarter in December because there is a lot of year-ends as we mentioned there, but for public companies and private companies who want to close out the year so we think discounting and the like will continue.

We do not expect our business to improve appreciably in this December quarter. We have given a very modest guidance for the first quarter of 2007. But we’d certainly like to see some improvement in that cancellation rate as we go into the first calendar year of ‘07 and our second fiscal quarter.

 Jim O’Leary  — Beazer Homes - EVP and CFO

Steve, the conscious decision we have made and we saw previously about the cancellation task force which we hoped would drive sales and increase sales and I guess you could say it was unsuccessful in that regard, but I think we took what the market gave us. From a CFO’s perspective and quite frankly from the business perspective if you are an investor or a lender, we could probably have more homes in backlog. You could probably have more or fewer cancellations if you took a less aggressive tact than we had, but we are going into what is unquestionably the slowest quarter — it always is. We have a lot of peers who are discounting, a lot of smaller builders who are trying to clear inventory.

We do not want a home in backlog that has a high probability of becoming a spec in a quarter or two, build another one for a prospective buyer and find out we have one more spec on hand in four to six months than we needed to. So we have had a huge reality check while the cancellation task force might not have generated the sales, it has given us an opportunity to absolutely crawl over every home in backlog and make sure we don’t have potential specs there and we’re kidding ourselves. Because what we don’t want to do is run into liquidity issues which right now we’re in great shape but we don’t want to find out we’ve built any more homes than we have to if it does not turn up sometime in the second quarter of next year.

 Stephen Kim  — Citigroup - Analyst

It makes a lot of sense. Absolutely it makes a lot of sense. I guess I’m just trying to understand — we probably have some data here through October. Can you give us a sense for what you are implying here from this task force is that you should have seen some improvement in your can rate I would guess in October versus September. And can you also remind me what your can rate was for the entire quarter in 3Q?

 Ian McCarthy  — Beazer Homes - President and CEO

 In Q3? I think we said it was 34%.

 Stephen Kim  — Citigroup - Analyst

 I’m sorry, I meant calendar Q3. I meant your September quarter, the quarter you just ended.

 Ian McCarthy  — Beazer Homes - President and CEO

 Okay, 57%. 57% in the September quarter for us. So I would tell you it is not getting appreciably better in October. It is still a tough month in October. Now we did go through a substantial reduction in our workforce in October which somewhat distracted the company, but it was the right thing to do. To take 25% of the headcount out of this business as we go into next year, to take 15% out of our land bank from June to September, and we’re still working at that, I think those are somewhat distractions but they are getting ourselves in shape.

We are being a little defensive at this time. We want a batten down the hatches, be a little defensive, position ourselves, not give away land positions that we have worked hard to entitle over many years and get ready for an upturn which we certainly do not see for a couple of quarters but we are hoping that by the time we get into next late spring, summer, fall of next year we’re seeing some improvement here as the overhang of inventory in the market starts to dissipate. Or I would say in many markets I think we believe it will dissipate.

We think the overall numbers will still be concentrated in a few markets, some of which we don’t build in like Miami, maybe a San Diego; markets that may have considerable overhang. We think that the overall level across the country in our markets, our traditional markets in a year’s time should be in pretty good shape.

 Stephen Kim  — Citigroup - Analyst

Ian, what you just said here, puzzles me a bit. One thing specifically. What you said was that your headcount reduction actions may have created a little bit of distraction and that could have been a reason why your can rate was a little elevated in October. I assume what you meant there was that that could have happened because perhaps your gross sales rate may have dropped off, not (multiple speakers).

 Ian McCarthy  — Beazer Homes - President and CEO

That’s right. If you wanted the full details, I’m not trying to give you any guidance on October — I’m trying to say our sales position in October net-net, taking into the level of gross sales, the level of cancellations have come out somewhat similar to end of the September quarter. So we’re not telling you today there’s any improvement in our business. And we’ve given as I said to reiterate this, a fairly tough closing number for December, so fairly modest number for December.

So I think you can read between the lines there. Everything we’re saying today is the first quarter is a tough quarter for us. We’re not looking for improvement this quarter. We’re looking for improvement as we go through the balance of the year.

 Stephen Kim  — Citigroup - Analyst

 Right. I guess what I was getting at though, Ian, was that the implication of that would seem to be that the raw number of cancellations probably declined, though, in October.

 Jim O’Leary  — Beazer Homes - EVP and CFO

Steve, I don’t think you can draw — again, when you let go 1,000 people and you have presidents, salespeople, sales VPs, CFOs, when you have the procession of guys coming in and you are letting go one-quarter of your workforce, in what is always your weakest quarter but as always your absolute weakest month because you finished September like gangbusters. And we had a record September as far as closings. You can’t draw any meaningful data.

The difference between terrible and horrible is a shade of gray that I can’t define for you. It’s equally as bad in October as it was in September but I don’t think you can draw any conclusions because you had so many distractions that unfortunately weigh on people and there is a human element to this. We strategically chose October to do this because we did not want to compromise our year end and again, doing a little bit less than terrible and a little bit better than horrible would not make a darn bit of difference in October.

 Stephen Kim  — Citigroup - Analyst

 Got it. That’s fine.

Operator

 (OPERATOR INSTRUCTIONS) Margaret Whelan, UBS.

 Margaret Whelan  — UBS - Analyst

Good morning, guys. We were pleasantly surprised to see your lot count came down 15% sequentially. Are you kind of where you need to be with that now or you expect to keep bringing it?

 Ian McCarthy  — Beazer Homes - President and CEO

 I think as we said earlier on, Margaret, it is going to depend on what we see in the business as we go forward. I think we are comfortable where we are today. We have been through all of our numbers for fiscal 2007. We know where all of our land commitments are and at the level of 13,500, which is what we’re shooting for, we feel very comfortable.

If we come back down toward that 12,000 number or any other number, then we will revisit that constantly. That is something that we have to make sure that we have the right level there. But today we are comfortable with where it is and we will be watching it all the time compared to sales and closing rates.

 Margaret Whelan  — UBS - Analyst

 I guess the point I’m trying to make is at what point do you say you have done too much on the land side or like Ivy’s question where if any markets are you seeing the opportunities to look at investing in land?

 Ian McCarthy  — Beazer Homes - President and CEO

There certainly are opportunities and Jim and I go to the land meeting every week and yesterday we authorized two deals that we have been working on for a long time. To follow Ivy’s question there, we authorized two new deals yesterday that are going to come online later next year. We had to put some money down for those right now.

So we’re not going to miss good deals, but we’re not going to give them away at these discounted rates today. We see — we can’t tell how long this downturn will last, but we listen to the same economists you listen to and we think that by the end of next year and into ‘08, this is going to come back. The demographic support for this, the housing market is so strong that this is, in my view, an aberration and it is not something that we should think will last three or four years. I think if we look at this in a year’s time we’re going to see a more positive picture.

 Jim O’Leary  — Beazer Homes - EVP and CFO

Margaret, something I don’t know if we’re getting enough credit for — I think it was about nine months ago we started the capital allocation discussions. We slowed land spending. We started trimming our position or actually held flat at 104,000 lots. This has been as far back as nine months ago, so a lot of the deals that came in, a lot of land spending that was done in the last nine months were for takedowns for homes that have already been closed and sent out the door.

So we’ve probably been less aggressive on the land spending in the last nine months. Whether it is smarts or luck, it’s a fact. And I think that stands us well today as far as lower impairments, lower write-offs. I think our percentage of hits to the P&L is more weighted toward decisions we have made, i.e. walking on options than impairments. That could all change tomorrow.

Prospectively though, our whole land budget next year are deals that are already sourced and committed to if — let’s say 18,000 closings next year. I don’t know if we could build them fast enough to take advantage of additional land opportunities. So again, you could miss a quarter of upside if the world changed tomorrow, but I don’t think so. I think there’ll be better opportunities in a few quarters and where we are today not having put a lot of money out the door at top of the market deals in the last nine months and with a lot of liquidity, we are in pretty good shape.

 Margaret Whelan  — UBS - Analyst

Relative to that, Jim, I mean you are back to your 3Q ‘04 lock position. Your back two years now at around 90,000 and you have not bought as much as some of the others in the last 12 months. So how would you characterize the age or the maturity, the value of that dirt that you have today? What exactly have you been walking away from?

 Jim O’Leary  — Beazer Homes - EVP and CFO

Well, a lot of the things were deals that were just nonproductive and we have talked about the efforts we took to rightsize the Midwest. A lot of the lot count came down there. There were — this is all anecdotal. There was one that just wasn’t working for us in Denver. We had not had huge appreciation recently but we decided to get out of it.

A similar one in California, and this was an anecdote I think we’ve told at conferences either for yourself or for some of your peers. But there was a deal in California where we renegotiated, we renegotiated, we renegotiated. We got the price down. It still was not sufficiently above our line to make sense and we decided to walk on the option. There was still appreciation in the deal but you could replace it at cheaper levels. There’s a good chance that will be back. Because I’m not sure who this guy is going to sell the deal to because every one of our peers is doing the same thing.

Similar situations in Florida. The average age of our land bank, very little came in recently. Is it two years or older? That is probably not a bad way to look at it, but we don’t track that that scientifically.

 Margaret Whelan  — UBS - Analyst

Okay, I just sort of thought you would have been relative to write off you are doing — with the write off that you’re doing, how do you think — you have got to be valuing your dirt, right? Looking what the DCF might be or how you value them.

 Jim O’Leary  — Beazer Homes - EVP and CFO

Yes, we’re running it at our weighted average cost of capital. Anytime you are under the impairment threshold, which is if you’re losing money on a community, we are remodeling a lot of deals again — we have a cost of capital of 14% but we’re still looking for IRRs in the 20s and the deals that we’re still committing to even if we were kicking them forward — if there were option deals, they are still working. The big issue will be direction of pricing over the next few quarters.

 Margaret Whelan  — UBS - Analyst

 Yes. I agree.

 Ian McCarthy  — Beazer Homes - President and CEO

I think if you look at the write-offs that we have taken with 18 million — $18.2 million where we basically walked on deals and at this point only $5.6 million of impairment across the company, I think those show well in terms of how our land bank is positioned today. That is not to say in the future if it gets tougher out there, we won’t have to take further but at this time we have only taken $5.5 million, so I think that reflects well on our existing land bank.

 Margaret Whelan  — UBS - Analyst

Agreed. Then the uses of capital or buybacks are going to accelerate?

 Ian McCarthy  — Beazer Homes - President and CEO

We made the commitment in fiscal 2006 at around 200 million. In fact we bought more shares than we expected because the share price was lower. I think we’re going to evaluate it as we go through ‘07. We are going to look at our cash on hand. We are going to look at obviously the share price. We will look at our debt to cap ratios. There’s a lot of things there but we are still committed as I said today to the three-year program that we have in place.

 Jim O’Leary  — Beazer Homes - EVP and CFO

We said it was a three-year program and we also said we were going to honor our commitment to the agencies. And ,I will tell you, all the investors who called for a buyback, they said — but we do not want to see you compromise your financial position and where you are with the agencies. We came in at 49.5%. We tried like heck to come in at 49.999% but we are not that good. I think we’ve got to keep an eye on it over the next couple of quarters.

 Margaret Whelan  — UBS - Analyst

 All right, see you tomorrow.

Operator

 Michael Rehaut, JPMorgan.

 Jennifer Consoli  — JPMorgan - Analyst

This is Jennifer Consoli on the line for Mike. I wanted to ask a question on what traffic looked like throughout the quarter? If you can provide any type of color as if how that trended throughout? And if there were any specific markets where you’re starting to see traffic improving?

 Ian McCarthy  — Beazer Homes - President and CEO

Jennifer, I would say we’re that we’re not giving overall guidance on October there. We just said earlier on is that October was no better than September and that within the company, we had an overall distraction as we went through this reduction in our workforce. So our overall numbers, our overall performance in October was not something that showed any improvement and I could not tell you today that any markets have improved certainly as we said in the comments, Texas is still doing well for us. We are doing a good job in both Dallas and Houston. The Carolina markets and some of the markets in the Southeast have done reasonably well, have not been impacted to the degree that some of the other markets have been, California, Florida, D.C.

So I would say we have got some markets that are still performing reasonably well, but you should not read into that any improvement at this time.

 Jennifer Consoli  — JPMorgan - Analyst

 Okay. Just one last follow up. With the land impairments, did you mention where exactly they occurred and if not, could you?

 Jim O’Leary  — Beazer Homes - EVP and CFO

It was really spread throughout. I think it was concentrated mainly in Other, where the Midwest, Denver are. But we did have a couple in Florida and a couple in the West, particularly California.

 Jennifer Consoli  — JPMorgan - Analyst

 Okay, great. Thank you.

Operator

 Timothy Jones, Wasserman & Associates.

Unidentified Participant

I decided to hit the button. How are you? A couple questions. I am not sure if you gave this out. I had a call, but did you give out your units under construction this year and last, your specs and your finished specs?

 Jim O’Leary  — Beazer Homes - EVP and CFO

Yes, we got about 1,100 finished specs, 2,500-ish under construction, 3,600 in total. Pretty close to where we were end of last quarter and we will get where it was last year. I believe you can take a look at our Q, Tim. It’s at least 1,000 plus higher. I think it was 900-ish.

Unidentified Participant

 1,100, is that finished specs or specs?

 Jim O’Leary  — Beazer Homes - EVP and CFO

 The 1,100 is finished homes. The balance of the 3,600 are homes under construction to the specs.

Unidentified Participant

 Okay, thank you.

Operator

 I will now turn the conference back over to Ian McCarthy for closing comments.

 Ian McCarthy  — Beazer Homes - President and CEO

 Thank you, operator. I’d just like to take this opportunity to thank all of you for joining us today. And a recording of this conference call with the slide presentation will be available this afternoon in the Investor Relations section of our website, beazer.com. Thank you.

Operator

 Thank you for participating in today’s conference. You may disconnect at this time.